Exhibit 10.24

Form of Non-Employee Vesting Acceleration Addendum

TriVascular Technologies, Inc. (formerly known as TV2 Holding Company)

This Option Agreement Addendum (“Addendum”) is entered into by and between                      (“You”) and TV2 Holding Company (“TV2 Holding”). This Addendum alters the terms and conditions of the stock option to purchase shares of TV2 Holding common stock granted to you on                     , 20     under the TV2 Holding’s 2008 Equity Incentive Plan (your “Initial Option”) in order to provide for acceleration of vesting in the event of a Change of Control (as defined below).

Accelerated Vesting

As you know, your Initial Option vests on a schedule over a period of time specified in your Initial Option and the related option agreement (the “Initial Option Agreement”). In the event of a Change of Control and immediately prior to the Change of Control Closing (each term, as defined below), one hundred percent (100%) of the then-unvested portion of your Initial Option would become vested.

If you are granted an additional option to purchase common stock before the situation described above has occurred, then the previous paragraph of this Addendum will apply to that option as well as to your Initial Option unless the option agreement for the additional option explicitly says that it does not. Any additional option that is not covered by an agreement that explicitly says that the previous paragraph does not apply (and therefore to which the previous paragraph does apply) is referred to below as an “Additional Covered Option,” and any agreement granting you an Additional Covered Option is referred to below as an “Additional Option Agreement.”

Disallowance of Accelerated Vesting Constituting Excess Parachute Payment

Accelerated vesting otherwise required by the foregoing paragraphs will be reduced or eliminated if necessary to avoid an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), in the event that, prior to any acceleration of vesting described above, TV2 Holding’s independent accountants inform TV2 Holding that such accountants have concluded that it is more likely than not that it would constitute such “excess parachute payment.” In that case, your Initial Option and any Additional Covered Options will become vested only to the greatest extent that TV2 Holding’s independent accountants conclude is possible without it becoming more likely than not that you will receive an “excess parachute payment.” Any determination made in writing by TV2 Holding’s independent accountants as to the matters described in this paragraph will be conclusive and binding for all purposes on you and TV2 Holding.

Other Terms and Conditions

This Addendum supplements your Initial Option Agreement, which otherwise remains in full force and effect. This Addendum also shall supplement any Additional Option Agreement you may from time to time enter into with TV2 Holding and shall control over any inconsistent provisions of the Initial Option Agreement or any such Additional Option Agreement. This Addendum sets forth the entire agreement between you and TV2 Holding concerning the accelerated vesting of options.

Please indicate your acceptance of this Agreement by signing and returning one copy of this Agreement to me.

Sincerely,

Name:

Title:

TV2 Holding Company

I have read, understand and accept the terms and conditions of this Agreement as set forth above.

[Name]	Date

SCHEDULE 1 - DEFINITIONS

As used in this Addendum:

“Change of Control Transaction” means a Business Combination in which less than fifty percent (50%) of the outstanding voting securities of the Successor Entity immediately following the closing of the Business Combination are beneficially held by those persons and entities in the same proportion as such persons and entities beneficially holding the voting securities of TriVascular or TV2 Holding immediately prior to such transaction.

“Business Combination” means a transaction or series of related transactions resulting in (i) the sale of all or substantially all of the assets of TriVascular or TV2 Holding, (ii) a merger or consolidation or other reorganization of which TriVascular, or its subsidiary, or TV2 Holding is a merging party, or (iii) the sale or other change of beneficial ownership of at least 50% of the outstanding voting securities of TriVascular or TV2 Holding (excluding any such sale or change in connection with a transaction for bona fide capital raising purposes).

“Successor Entity” means a corporation or other entity other than TriVascular or TV2 Holding that in a Business Combination acquires all or substantially all the assets of TriVascular or TV2 Holding or is the surviving party in a merger or consolidation or other reorganization, provided that if there is no such corporation or other entity in a Business Combination, then for that Business Combination the Successor Entity is TriVascular or TV2 Holding, as applicable.

“Change of Control Closing” means the consummation of a Change of Control Transaction.